Exhibit 99.1

For Information: First Community Bank Mike Crapps President & Chief Executive Officer (803) 951- 0501 First South Bank Barry Slider Chief Executive Officer (864) 573 - 4413

JOINT NEWS RELEASE

June 23, 2014,    9:00 a.m.

First Community and First South Sign Purchase and Assumption Agreement

Lexington, SC, June 23, 2014 - Today, First Community Bank and First South Bank jointly announced the signing of a purchase and assumption agreement for First Community to acquire approximately $43 million in deposits and $9 million in loans from First South. This represents all of the deposits and a portion of the loans at First South’s Columbia banking office located at 1333 Main Street. First Community is paying a premium of $800 thousand which may be adjusted based on actual account balances at closing date. The banks expect the purchase to close by the end of the third quarter of this year following regulatory approval and the satisfaction of other customary closing conditions.

The deposits and loans will be transferred to First Community’s recently opened downtown Columbia banking office located at 1213 Lady Street just around the corner from First South’s current Columbia location. Mike Crapps, First Community President and CEO, commented on the pending transaction by saying, “We look forward to welcoming these First South customers to First Community. Our top priority will be to insure a smooth transition for First South customers included in this transaction.” Crapps noted, “The purchase of these deposits and loans allows First Community to immediately expand our presence in and serve a larger customer base from this key downtown market area.”

First South CEO, Barry Slider, added, “We thank these customers for the privilege of serving them. We are confident that First Community will provide them with exceptional customer service and the added convenience of an expanded banking network in the Columbia area.”

First Community Bank, founded in 1995 and headquartered in Lexington, South Carolina, is a wholly owned subsidiary of First Community Corporation (NASDAQ: FCCO). First Community is a full service commercial bank offering deposit and loan products and services for businesses and consumers, residential mortgage lending, and financial planning/investment advisory services. First Community has a network of fourteen banking offices located in the Midlands of South Carolina, Aiken, South Carolina and Augusta, Georgia. For more information on First Community Bank, visit www.firstcommunitysc.com.

First South Bank, founded in 1996 and headquartered in Spartanburg, South Carolina is a wholly owned subsidiary of First South Bancorp Inc. (OTCBB:FSBS) First South has developed a strong niche in small business lending and serves customers through five banking centers located in Spartanburg, East Spartanburg, Greenville, Columbia and Bluffton/Hilton Head. In addition, First South offers investment brokerage and mortgage loan services through its subsidiary First South Financial Services. For more information on First South Bank, visit www.firstsouthbancorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements, including certain plans, expectations and estimates, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those anticipated by such statements for a variety of factors including, without limitation: the required governmental approvals for the transaction may not be obtained; disruption or other challenges associated with transition and integration may make it more difficult to maintain relationships with customers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in First Community’s Annual Report on Form 10-K and documents subsequently filed by First Community with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. Neither First Community nor First South Bank assume any obligation to update any forward-looking statement.

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